As filed with the Securities and Exchange Commission on August 28, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IVANHOE ELECTRIC INC.

(Exact name of Registrant as specified in its charter)

Delaware	32-0633823
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

606 - 999 Canada Place Vancouver, BC, Canada	V6C 3E1
(Address of Principal Executive Offices)	(Zip Code)

Ivanhoe Electric Inc. Equity Incentive Plan

Ivanhoe Electric Inc. 2022 Long Term Incentive Plan

(Full Title of the Plan)

Taylor Melvin
Chief Executive Officer and President
Ivanhoe Electric Inc.
606 - 999 Canada Place
Vancouver, BC V6C 3E1
Canada
(604) 689-8765

Corporation Service Company
251 Little Falls Drive
Wilmington, Delaware 19808
(302) 636-5401

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Cassandra Joseph General Counsel and Corporate Secretary Ivanhoe Electric Inc. 606 - 999 Canada Place Vancouver, BC V6C 3E1 (604) 689-8765	Christopher Doerksen Dorsey & Whitney LLP 701 5th Avenue, Suite 6100 Seattle, WA 98104-7043 (206) 903-8856

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement (“Registration Statement”) is being filed for the registration of an aggregate of 4,383,321 shares of common stock, par value $0.0001 per share (“Common Stock”) of Ivanhoe Electric Inc. (the “Company” or the “Registrant”), comprising of (i) 2,646,537 shares of Common Stock for issuance pursuant to awards granted under the Ivanhoe Electric Inc. Equity Incentive Plan (as amended, the “Prior Plan”); (ii) 1,736,784 shares of Common Stock for issuance pursuant to awards granted and to be granted under the Ivanhoe Electric Inc. 2022 Long Term Incentive Plan (the “2022 Plan”); and (iii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that become issuable under the Prior Plan or the 2022 Plan by reason of any stock dividend, stock split, or other similar transaction. The Registrant previously registered shares of Common Stock for issuance under the Prior Plan and the 2022 Plan on July 20, 2022 (Commission File No. 333-266227) (the “2022 Registration Statement”) and under the 2022 Plan on February 1, 2023 (Commission File No. 333-269490. This Registration Statement relates to securities of the same class as that to which the 2022 Registration Statement relates and is filed in accordance with General Instruction E to Form S-8. Accordingly, pursuant to General Instruction E, the Company hereby incorporates by reference herein the contents of the 2022 Registration Statements and hereby deems such contents to be a part hereof, except as otherwise updated or modified by this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Ivanhoe Electric Inc. is sometimes referred to as “Registrant,” “we,” “us,” or “our.”

Item 3. Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Securities and Exchange Commission (the “SEC”) are incorporated herein by reference:

(a)	The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 14, 2023;

(b)	The Registrant’s quarterly reports on Form 10-Q for the quarter ended March 31, 2023, filed on May 15, 2023, and for the quarter ended June 30, 2023, filed on August 14, 2023;

(c)	The Registrant’s current reports on Form 8-K filed on January 11, 2023, February 14, 2023, March 17, 2023, May 11, 2023, May 11, 2023, May 15, 2023, May 24, 2023, June 8, 2023 and July 6, 2023 in each case, to the extent filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”);

(d)	The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on June 27, 2022 (File No. 001-41436) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to such corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Amended and Restated Certificate of Incorporation will provide for indemnification by the Registrant of its directors, officers, and employees to the fullest extent permitted by the DGCL. The Registrant has entered into indemnification agreements with each of its directors to provide these directors additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s Amended and Restated Certificate of Incorporation and to provide additional procedural protections. These agreements, among other things, require the Registrant to indemnify each director to the fullest extent permitted by Delaware law, including indemnification for expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director in any action or proceeding, including any action or proceeding by or in right of the Registrant, arising out of the person’s services as a director.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation will provide for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Exhibit Description
4.1	Amended and Restated Certificate of Incorporation, as currently in effect (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-41436), filed with the SEC on June 30, 2022).

4.2	Amended and Restated Bylaws, as currently in effect (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-41436), filed with the SEC on June 30, 2022).

5.1	Opinion of Dorsey & Whitney LLP (filed herewith).

23.1	Consent of Deloitte LLP, Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Dorsey & Whitney LLP (reference is made to Exhibit 5.1).

24.1	Power of Attorney (reference is made to the signature page hereto).

99.1	Ivanhoe Electric Inc. Equity Incentive Plan (incorporated herein by reference to Exhibit 10.15 to the Registrant’s Registration Statement on Form S-1 (File No. 333-256175), filed with the SEC on May 24, 2022).

99.2	Ivanhoe Electric Inc. 2022 Long Term Incentive Plan (incorporated herein by reference to Exhibit 99.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333-266227), filed with the SEC on July 20, 2022).

107	Filing Fee Table (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Phoenix, state of Arizona, on this 28th day of August, 2023.

Ivanhoe Electric Inc.

By:	/s/ Taylor Melvin
Taylor Melvin
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Taylor Melvin, Jordan Neeser, and Cassandra Joseph and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Taylor Melvin	President, Chief Executive Officer and Director	August 23, 2023
Taylor Melvin	(Principal Executive Officer)

/s/ Jordan Neeser	Chief Financial Officer	August 24, 2023
Jordan Neeser	(Principal Financial and Accounting Officer)

/s/ Robert Friedland
Robert Friedland	Executive Chairman of the Board of Directors	August 25, 2023

/s/ Russell Ball
Russell Ball	Director	August 23, 2023

/s/ Hirofumi Katase
Hirofumi Katase	Director	August 24, 2023

/s/ Patrick Loftus-Hills
Patrick Loftus-Hills	Director	August 23, 2023

/s/ Victoire de Margerie
Victoire de Margerie	Director	August 25, 2023

/s/ Priya Patil
Priya Patil	Director	August 24, 2023

/s/ Ronald Vance
Ronald Vance	Director	August 23, 2023

/s/ Sofia Bianchi
Sofia Bianchi	Director	August 23, 2023